Consent of Independent Registered Public Accounting Firm
The Board of Directors
MoneyGram International, Inc.:
We consent to the incorporation by reference in the registration statements No. 333‑204934, No. 333-190257, No. 333-176567, No. 333-159709, No. 333-125122, and No. 333-116976 on Form S-8 of MoneyGram International, Inc. of our reports dated March 6, 2019, with respect to the consolidated balance sheets of MoneyGram International, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ deficit for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of the Company.

/s/ KPMG LLP

Dallas, Texas
March 6, 2019